AGREEMENT AND PLAN OF MERGER

Dated as of December 10, 2002

Among

Commercial National Investment Corporation

Gooder Acquisition Corp.

Gooder Agency, Inc.

Gooder & Mary, Inc.

And

The Shareholders Of Gooder Agency, Inc. And Gooder & Mary, Inc.

TABLE OF CONTENTS

Page

Article I THE MERGER                        1

Section 1.1. The Merger.                    1

Section 1.2. Closing.                    2

Section 1.3. Effective Time.                    2

Section 1.4. Waiver of Dissenters Rights.                    2

Section 1.5. Articles of Incorporation and Bylaws.                    2

Section 1.6. Directors.                    2

Section 1.7. Officers.                    2

Article II CONVERSION OF SHARES                        2

Section 2.1. Effect on Capital Stock.                    2

Section 2.2. Delivery of Cash and CNFC Common Stock Certificates; Escrow.                    3

Section 2.3. Failure to Surrender Certificates.                    4

Section 2.4. Lost Certificates.                    4

Section 2.5. No Transfers.                    4

Section 2.6. Effect on CNIC Capital Stock.                    4

Section 2.7. Cancellation of Options.                    4

Section 2.8. Transfer Restrictions.                    4

Section 2.9. Waiver of Rights                    5

Article III REPRESENTATIONS AND WARRANTIES OF THE GOODER PARTIES                        5

Section 3.1. Organization and Qualification.                    5

Section 3.2. Capitalization.                    6

Section 3.3. Authorization and Validity of Agreement.                    7

Section 3.4. No Violations; Governmental and Other Consents and Approvals.                    7

Section 3.5. Financial Statements; Shareholders Equity.                    7

Section 3.6. No Undisclosed Liabilities.                    8

Section 3.7. Absence of Certain Changes.                    8

Section 3.8. Litigation.                    9

Section 3.9. Agreements.                    9

Section 3.10. Compliance with Laws.                    10

Section 3.11. Environmental Matters.                    10

Section 3.12. Pension Plans.                    11

Section 3.13. Welfare Plans and Other Benefit Plans.                    11

Section 3.14. Employment and Labor Relations.                    12

Section 3.15. Taxes.                    13

Section 3.16. Title to Properties.                    14

Section 3.17. Accounts; Receivables.                    14

Section 3.18. Intellectual Property.                    15

Section 3.19. Insurance.                    15

Section 3.20. Indebtedness.                    15

Section 3.21. Bank Accounts.                    15

Section 3.22. Minute Books.                    15

Section 3.23. Brokers.                    16

Section 3.24. Voting Requirements.                    16

Section 3.25. Delivery of Documents; Accurate Disclosure.                    16

Article IV ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS                        16

Section 4.1. Investor Status.                    16

Section 4.2. Restricted Securities.                    16

Section 4.3. Investment Intent.                    16

Section 4.4. Title to Capital Stock.                    16

Section 4.5. Authorization of Transaction.                    17

Section 4.6. No Violation.                    17

Section 4.7. No Breach, Default, Violation or Consent.                    17

Article V REPRESENTATIONS AND WARRANTIES OF CNIC AND GAC                        17

Section 5.1. Organization, Standing and Corporate Power.                    17

Section 5.2. Authorization and Validity of Agreement.                    17

Section 5.3. No Violations; Governmental Consents and Approvals.                    18

Section 5.4. Merger Shares.                    18

Section 5.5. Securities Matters and Financial Statements.                    18

Section 5.6. Absence of Certain Changes and Events.                    19

Section 5.7. Litigation.                    19

Section 5.8. Delivery of Documents; Accurate Disclosure.                    19

Article VI COVENANTS                        19

Section 6.1. Conduct of Business by the Companies.                    19

Section 6.2. Advice of Changes.                    22

Section 6.3. No Solicitation.                    22

Section 6.4. Notices and Consents.                    22

Section 6.5. Access to Information.                    23

Section 6.6. Confidentiality.                    23

Section 6.7. Reasonable Efforts.                    24

Section 6.8. Public Announcements.                    24

Section 6.9. Non-Competition Covenant.                    24

Article VII CLOSING CONDITIONS                        25

Section 7.1. Conditions to Obligations of CNIC and GAC.                    25

Section 7.2. Conditions to Obligation of the Gooder Parties.                    27

Section 7.3. Frustration of Closing Conditions.                    28

Article VIII INDEMNIFICATION                        28

Section 8.1. Survival of Representations and Warranties.                    28

Section 8.2. Indemnification.                    28

Section 8.3. Claims.                    28

Section 8.4. Notice of Third Party Claims; Assumption of Defense.                    29

Section 8.5. Settlement or Compromise.                    29

Section 8.6. Failure of Indemnifying Person to Act.                    30

Section 8.7. Escrow.                    30

Article IX TERMINATION AND EXPENSES                        30

Section 9.1. Termination.                    30

Section 9.2. Effect of Termination.                    31

Section 9.3. Expense.                    31

Article X GENERAL PROVISIONS                        31

Section 10.1. Amendment.                    31

Section 10.2. Extension; Waiver.                    31

Section 10.3. Notices.                    31

Section 10.4. Definitions.                    32

Section 10.5. Counterparts; Facsimile.                    33

Section 10.6. Entire Agreement.                    33

Section 10.7. Governing Law.                    33

Section 10.8. Assignment.                    33

Section 10.9. Enforcement.                    33

Section 10.10. Severability.                    33

Exhibits

Exhibit A – Gooder Agency Shareholders

Exhibit B – G&M Shareholders

Exhibit C – Escrow Agreement

Exhibit D – Stephen Gooder Employment Agreement

Exhibit E – Thomas Hoover Employment Agreement

Exhibit F – Robert Sten Employment Agreement

Exhibit G – Lease

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of December 10, 2002, among Commercial National Investment Corporation, a Pennsylvania corporation (“CNIC”), Gooder Acquisition Corp., a Pennsylvania corporation, (“GAC”), Gooder Agency, Inc., a Pennsylvania corporation (“Gooder Agency”), Gooder & Mary, Inc., a Pennsylvania corporation (“G&M”), and each of the shareholders of Gooder Agency and G&M, all of whom are listed on Exhibit A and Exhibit B hereto (the “Shareholders” and, together with Gooder and G&M, the “Gooder Parties”).

PREAMBLE

The respective Boards of Directors of CNIC, GAC, Gooder Agency and G&M have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, and the Shareholders have approved, the merger of GAC and G&M with and into Gooder Agency (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement.  In the Merger, all of the issued and outstanding shares of common stock, no par value, of Gooder Agency (“Gooder Agency Common Stock”), and all of the issued and outstanding shares of common stock, no par value, of G&M (“G&M Common Stock”), will be converted in the right to receive the amount of cash and the number of shares of common stock, par value $2.00 per share (“CNFC Common Stock”) of Commercial National Financial Corporation, a Pennsylvania corporation and the sole shareholder of CNIC (“CNFC”), as set forth in Article II hereof.  CNFC has agreed to contribute to CNIC, a sufficient number of shares of CNFC Common Stock to enable the parties to consummate the Merger.

CNIC and GAC would not be willing to enter into this Agreement unless certain of the Shareholders agreed to refrain from competing with CNIC and GAC for a reasonable period of time, and accordingly such Shareholders have agreed to execute and deliver to CNIC and GAC a noncompetition agreement or an employment agreement containing noncompetition covenants.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto, each intending to be legally bound, agree as follows:

THE MERGER

The Merger.

  Upon satisfaction of the conditions set forth in this Agreement, GAC and G&M shall be merged with and into Gooder Agency at the Effective Time (as hereinafter defined).  Following the Effective Time, the separate corporate existence of each of GAC and G&M shall cease, Gooder Agency shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of GAC and G&M in accordance with the Pennsylvania Business Corporation Law (the “BCL”) and shall continue to be governed by the laws of the Commonwealth of Pennsylvania.  The Merger shall have the effects set forth in the BCL.

Closing.

  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on December 10, 2002 or such other date as may be specified by the parties in writing (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Pepper Hamilton LLP, 50th Floor, One Mellon Bank Center, Pittsburgh, Pennsylvania  15219.

Effective Time.

  Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file articles of merger (the “Articles of Merger”) executed in accordance with the relevant provisions of the BCL and shall make all other filings or recordings required under the BCL.  The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the Commonwealth of Pennsylvania, or at such other time as CNIC and Gooder Agency shall agree should be specified in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

Waiver of Dissenters Rights.

  Each of the Shareholders hereby waives, and agrees not to take any action to exercise or perfect, any and all dissenters rights with respect to the Merger which such Shareholder may have pursuant to Sections 1571 and 1930 of the BCL.

Articles of Incorporation and Bylaws.

The articles of incorporation of Gooder Agency, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, provided that, at the Effective Time the registered office of the Surviving Corporation shall be changed to 900 Ligonier Street, Latrobe, PA 15650.

The bylaws of GAC, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

Directors.

  The directors of GAC immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Officers.

  The officers of GAC immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

CONVERSION OF SHARES

Effect on Capital Stock.

  As of the Effective Time, by virtue of the Merger and without any action on the part of CNIC, GAC, Gooder Agency, G&M or the Shareholders:

Conversion of Gooder Agency Common Stock.

  The issued and outstanding shares of Gooder Agency Common Stock shall be converted into the right to receive the combination of cash and duly authorized, validly issued, fully paid, and nonassessable shares of CNFC Common Stock (the “Gooder Agency Consideration”) as set forth on Exhibit A hereto.  As of the Effective Time, all such shares of Gooder Agency Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Gooder Agency Common Stock (a “Gooder Agency Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Gooder Agency Consideration to be issued in consideration therefor upon surrender of such Gooder Agency Certificate to CNIC at or promptly following the Effective Time.

Conversion of G&M Common Stock.

  The issued and outstanding shares of G&M Common Stock shall be converted into the right to receive the combination of cash and duly authorized, validly issued, fully paid, and nonassessable shares of CNFC Common Stock (the “G&M Consideration”) as set forth on Exhibit B hereto.  As of the Effective Time, all such shares of G&M Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of G&M Common Stock (a “G&M Certificate”) shall cease to have any rights with respect thereto, except the right to receive the G&M Consideration to be issued in consideration therefor upon surrender of such G&M Certificate to CNIC at or promptly following the Effective Time.

Fractional Shares.

  No certificates or scrip certificates for fractional shares of CNFC Common Stock shall be issued.  Each Shareholder who would otherwise have been entitled to receive a fraction of a share of CNFC Common Stock (after taking into account all certificates delivered by such Shareholder) shall receive, in lieu thereof, cash (without interest) in an amount, less the amount of any withholding taxes which may be required thereon, equal to such fractional part of a share of CNFC Common Stock multiplied by the CNFC Stock Price (as hereinafter defined).

Calculation of Gooder Agency Consideration and G&M Consideration.

  The parties acknowledge and agree that (i) aggregate value of the Gooder Agency Consideration is equal to $895,654.00 (calculated based on $945,000 less the outstanding balance, as of the Closing Date, of the Gooder Agency notes payable to Thomas Hoover and Encompass), (ii) the aggregate value of the G&M Consideration is $46,647, and (iii) the per share value of the CNFC Common Stock to be issued in the Merger shall be equal to $21.477, (the “CNFC Stock Price”), which is the average of the closing sales prices for the CNFC Common Stock for the ten trading days ending on the date prior to the date of this Agreement.

Delivery of Cash and CNFC Common Stock Certificates; Escrow.

  Upon the surrender by the Shareholders of the Gooder Agency Certificates and the G&M Certificates (or evidence of lost certificates pursuant to Section 2.4) to CNIC at the Closing duly endorsed for transfer or accompanied by duly executed stock powers in form reasonably satisfactory to CNIC, CNIC shall (i) deposit into the Escrow (as hereinafter defined), certificates representing the number of shares of CNFC Common Stock shown on Exhibits A and B as being deposited into Escrow (the “Escrow Shares”), to secure the obligations of the Shareholders under Article VIII below, and (ii) deliver to each Shareholder certificates representing the balance of the aggregate shares of CNFC Common Stock to which such Shareholder is entitled, plus the amount of cash to which such Shareholder is entitled, as set forth on Exhibits A and B.  The Escrow Shares shall be held in and released from escrow (the “Escrow”) as and to the extent provided in the Escrow Agreement among CNIC, the Shareholders and Pepper Hamilton LLP, as escrow agent (the “Escrow Agent”), in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”).

Failure to Surrender Certificates.

  Until surrendered in accordance with the provisions of this Section 2.3, the Gooder Agency Certificates and G&M Certificates (collectively, the “Certificates”) which immediately prior to the Effective Time represented issued and outstanding shares of Gooder Agency Common Stock or G&M Common Stock, respectively, shall from and after the Effective Time represent for all purposes only the right to receive the Gooder Agency Consideration or the G&M Consideration, as the case may be.

Lost Certificates.

  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person (as hereinafter defined) claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, CNIC will deliver in exchange for such lost, stolen or destroyed Certificate the Gooder Agency Consideration or G&M Consideration, as the case may be.

No Transfers.

  At or after the Effective Time, there shall be no transfers on the stock transfer books of Gooder Agency or G&M of the shares of Gooder Agency Common Stock or G&M Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Gooder Agency Consideration or G&M Consideration, as the case may be, pursuant to this Article II.

Effect on CNIC Capital Stock.

  Each share of common stock of GAC issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger automatically be converted into one share of common stock of the Surviving Corporation.

Cancellation of Options.

  Any and all outstanding options, warrants and other rights to purchase or acquire any shares of capital stock of Gooder Agency or G&M existing at the Effective Time shall be cancelled and of no further force and effect.

Transfer Restrictions.

The shares of CNFC Common Stock (the “Merger Shares”) to be issued to the Shareholders will not at the time of issuance be registered under the Securities Act of 1933, as amended (the “Securities Act”), on the ground that the issuance thereof in the Merger is exempt from registration pursuant to Section 4(2) thereof and/or Regulation D thereunder.  The parties understand that the availability of such exemption is based in part upon the imposition of restrictions on the transfer of the Merger Shares, upon certain information supplied to CNIC by the Gooder Parties and upon the representations of the Gooder Parties set forth in this Agreement.  The Merger Shares may not be transferred except pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements and compliance with applicable state securities law. The following legend will be placed on the certificates representing the Merger Shares:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS, AND SUCH SHARES MAY NOT BE SOLD, ENCUMBERED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT, AND, IF AN EXEMPTION SHALL BE APPLICABLE, THE HOLDER SHALL HAVE DELIVERED AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

GAC may instruct CNFC’s transfer agent to place stop transfer orders against any transfer of the Merger Shares in violation of this Section 2.8.

Waiver of Rights

  Gooder Agency and the Shareholders each waives any and all preemptive rights, rights of first refusal and other similar rights which they may have to acquire the Gooder Agency Common Stock pursuant to the terms of the Shareholders Agreement dated June 26, 1986 by and among the Shareholders and Gooder Agency, as amended, or any other agreement to which any of them are a party.

REPRESENTATIONS AND WARRANTIES OF THE GOODER PARTIES

Except as otherwise disclosed to CNIC and GAC in a disclosure schedule delivered to it prior to the execution hereof (the “Disclosure Schedule”), the Gooder Parties, jointly and severally, represent and warrant to CNIC and GAC as follows:

Organization and Qualification.

  Each of Gooder Agency and G&M (collectively, the “Companies”) is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each of the Companies is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.  Each of the Companies has made available to CNIC prior to the execution of this Agreement true and complete copies of its articles of incorporation and bylaws, and in each case as amended to the date hereof.  Neither of the Companies have any Subsidiaries (as hereinafter defined) other than Commercial National Insurance Services, a Pennsylvania general partnership (“CNIS”), in which G&M owns a 50% general partnership interest (the “CNIS Interest”).  The CNIS Interest is owned by G&M free and clear of all liens, pledges, claims, charges, encumbrances and securities interests of any nature (collectively, “Liens”).

As used in this Agreement, “Subsidiary” means, with respect to any party, any corporation, partnership or other entity or organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

Capitalization.

Capitalization of Gooder Agency.  The authorized capital stock of Gooder Agency consists of 1,000 shares of Gooder Agency Common Stock, of which 100 shares are issued and outstanding and held by the Shareholders as set forth on Exhibit A hereto.  All of the issued and outstanding shares of Gooder Agency Common Stock are duly authorized, validly issued, fully paid and non-assessable, are free of preemptive rights and were issued in compliance with all applicable federal and state securities laws.  Except as set forth above or as disclosed in Section 3.2(a) of the Disclosure Schedule, there are no (i) options, warrants, calls, subscriptions or other rights (including stock appreciation rights), convertible securities, agreements or commitments of any character obligating Gooder Agency to issue, transfer or sell any shares of capital stock or other equity interest in Gooder Agency or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of Gooder Agency to repurchase, redeem or otherwise acquire any capital stock of Gooder Agency, (iii) voting trusts or similar agreements to which Gooder Agency is a party with respect to the voting of the capital stock of Gooder Agency, or (iv) any shareholder agreement, pledge, proxy, power of attorney, restriction on transfer or other agreement or instrument which relates to the ownership, voting or transfer of any shares of capital stock of Gooder Agency.

Capitalization of G&M.  The authorized capital stock of G&M consists of 10,000 shares of G&M Common Stock, of which 1,000 shares are issued and outstanding and held by the Shareholders as set forth on Exhibit B hereto.  All of the issued and outstanding shares of G&M Common Stock are duly authorized, validly issued, fully paid and non-assessable, are free of preemptive rights and were issued in compliance with all applicable federal and state securities laws.  Except as set forth above or as disclosed in Section 3.2(b) of the Disclosure Schedule, there are no (i) options, warrants, calls, subscriptions or other rights (including stock appreciation rights), convertible securities, agreements or commitments of any character obligating G&M to issue, transfer or sell any shares of capital stock or other equity interest in G&M or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of G&M to repurchase, redeem or otherwise acquire any capital stock of G&M, (iii) voting trusts or similar agreements to which G&M is a party with respect to the voting of the capital stock of G&M, or (iv) any shareholder agreement, pledge, proxy, power of attorney, restriction on transfer or other agreement or instrument which relates to the ownership, voting or transfer of any shares of capital stock of G&M.

Authorization and Validity of Agreement.

  Each of the Companies has full corporate power and authority to execute and deliver this Agreement and to carry out its obligations under this Agreement.  The execution, delivery and performance by each of the Companies of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and by its shareholders, and no other corporate action on the part of the Companies is necessary to authorize the execution and delivery by each of the Companies of this Agreement and the consummation by it of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each of the Companies and is a legal, valid and binding obligation of each of the Companies enforceable against each of the Companies in accordance with its terms.

No Violations; Governmental and Other Consents and Approvals.

  The execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien, in or upon any of the properties or assets of either of the Companies under, (i) the articles of incorporation or bylaws of either of the Companies, (ii) any loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license applicable to either of the Companies or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any statute, law, ordinance, rule or regulation, judgment, order or decree, in each case applicable to either of the Companies or their respective properties or assets.  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Entity”) or any other third party is required by or with respect to either of the Companies or any of the Shareholders in connection with the execution and delivery of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (A) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania, (B) the filing of appropriate documents with the relevant authorities of other states in which Gooder Agency is qualified to do business and (C) such filings with Governmental Entities to satisfy the applicable requirements of federal and state securities or “blue sky” laws.

Financial Statements; Shareholders Equity.

The Gooder Parties have made available to CNIC the unaudited financial statements of the Companies dated and described as set forth in Section 3.5 of the Disclosure Schedule (collectively, the “Financial Statements”).  The Financial Statements in each case have been prepared based on the books and records of the Companies in accordance with tax accounting principles consistently applied throughout the periods covered thereby and present fairly the financial condition and results of operations of the Companies as of the dates or periods indicated.  The books of account and related records of each Company, including production reports and loss activity reports relating to the Accounts (as hereinafter defined) are true, correct and complete and fairly reflect, in reasonable detail, its assets, liabilities, income, expenses and transactions.  Since June 30, 2002, the Companies have conducted their businesses in a manner consistent with past practice without a change of accounting policy or procedure.

Gooder Agency’s net shareholders’ equity as of the Closing Date, calculated in accordance with tax accounting principles consistently applied in accordance with Gooder Agency’s past practices used in connection with the preparation of the Financial Statements, will be not less than $143,000.  G&M’s net shareholders’ equity as of the Closing Date, calculated in accordance with tax accounting principles consistently applied in accordance with G&M’s past practices used in connection with the preparation of the Financial Statements, will be not less than $1,000.

No Undisclosed Liabilities.

  Except for (a) liabilities and obligations incurred in the ordinary course of business since June 30, 2002, (b) liabilities and obligations disclosed in the Financial Statements and (c) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated by this Agreement, since June 30, 2002, neither of the Companies has incurred any liabilities or obligations.

Absence of Certain Changes.

  Except as otherwise disclosed in the Disclosure Schedule or in the Financial Statements, since June 30, 2002:

neither of the Companies has incurred any material obligation or liability except for obligations incurred in the ordinary course of business and not exceeding $5,000 in amount, or a commitment in excess of three months;

no casualty, loss or damage has occurred with respect to the assets of the Companies, whether or not the same is covered by insurance, except for those casualties, losses or damages which would not, individually or in the aggregate, be reasonably expected to exceed $5,000;

neither of the Companies has sold, transferred, pledged, encumbered or otherwise disposed of any of its assets or any interest therein, or agreed to do any of the foregoing;

neither of the Companies has written off as uncollectible any of its accounts receivable, or written down the value of any of its assets, except in each case in the ordinary course of business consistent with past practice;

neither of the Companies has waived or released any of its material rights with respect to its business or assets or permitted any of such rights to lapse except to the extent that such actions are in the ordinary course of business or, in the exercise of its reasonable business judgment, are otherwise in its best interests;

no executive officer or other key employee of the Companies has left his or her employment with either of the Companies;

neither of the Companies has granted or is committed to grant, any salary or wage increases to any of its employees, nor is there any previously scheduled increase to take effect after September 30, 2002;

neither of the Companies has made, or committed to make, any capital expenditures in excess of $5,000 in the aggregate;

there has been no payment, discharge or other satisfaction of either Company’s liabilities, whether direct or indirect, fixed or contingent or otherwise, other than the satisfaction, in the ordinary course of business, of liabilities reflected on the Financial Statements or incurred in the ordinary course of business since June 30, 2002;

neither of the Companies has introduced or experienced, or anticipates any material change with respect to its business;

none of the Gooder Parties has taken any actions which, if taken after the date hereof, would violate Section 6.1;

neither of the Companies has made any distributions to its shareholders; and

no Material Adverse Effect (as hereinafter defined), and no event which is likely to result in a Material Adverse Effect, has occurred.

As used in this Agreement, “Material Adverse Effect” means any material adverse change in, or material adverse effect on, the assets, business, financial condition, results of operations or prospects of the Companies.

Litigation.

  There is no suit, action or proceeding pending or, to the Knowledge (as hereinafter defined) of any of the Gooder Parties, threatened against or affecting either of the Companies, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of any of the Gooder Parties, investigation by any Governmental Entity involving either of the Companies.

Agreements.

  Section 3.9 of the Disclosure Schedule lists each loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license to which either of the Companies is a party or by which either of the Companies or any of their properties or assets is bound (the “Agreements”).  Except as listed in Section 3.9 of the Disclosure Schedule, neither of the Companies is a party to or otherwise bound by any agreement or covenant not to compete or by any agreement or covenant restricting in any material respect the development, marketing or distribution of such Company’s products or services.  Each Agreement is in full force and effect and is enforceable against Gooder Agency or G&M, as the case may be and, to the Knowledge of the Gooder Parties, the other parties thereto, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and applicable equitable principles, whether considered in a proceeding at law or in equity.  Each of the Companies is in compliance with each Agreement to which it is a party, except, in each case, for such non-compliance as does not (a) constitute a breach or default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) thereunder, (b) give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment thereof or (c) cause, either individually or in the aggregate, a Material Adverse Effect.  To the Knowledge of the Gooder Parties, all other parties to such Agreements are in material compliance with the terms thereof.  Except as disclosed on Section 3.9 of the Disclosure Schedule, no consent of any other party to such Agreements is required in connection with the Merger.  All Agreements will remain valid, binding and in full force and effect following  the Merger, and no benefits or rights of any of the Companies thereunder will be lost as a result of the Merger.

Compliance with Laws.

  Each of the Companies is in compliance in all material respects with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity (collectively, “Legal Provisions”) applicable to its business or operations.  Each of the Companies has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities, including all authorizations under Environmental Laws (as hereinafter defined) (“Permits”), necessary for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted.  All such Permits are listed on Section 3.10 of the Disclosure Schedule.

Environmental Matters.

  Except for those matters set forth in Section 3.11 of the Disclosure Schedule:

each of the Companies is, and has been, in compliance with all applicable Environmental Laws (as hereinafter defined);

during the period of ownership or operation by the Companies of any of their currently or previously owned, leased or operated properties, there have been no Releases (as defined in 42 U.S.C. §9601(22)) or threatened Releases of Hazardous Material (as hereinafter defined) in, on, under or affecting such properties or any surrounding site;

prior to the period of ownership or operation by the Companies of any of their currently or previously owned, leased or operated properties, to the Knowledge of the Gooder Parties, no Hazardous Material was generated, treated, stored, disposed of, used, handled or manufactured at, or transported or disposed of at or from, such properties, and there were no Releases of Hazardous Material in, on, under or affecting any such property or any surrounding site; and

neither of the Companies has received any written notice of, or entered into or assumed by contract or operation of law any indemnification obligation, order, settlement or decree relating to: (i) any violation of any Environmental Laws or the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any alleged violation of Environmental Laws, (ii) the response to or remediation of Hazardous Material at or arising from any of the Companies’ properties or any other properties or (iii) payment for any response action relating to or remediation of Hazardous Material at or arising from any of the Companies’ properties or any other properties.

The term “Environmental Laws” means any Federal, state or local, domestic or foreign, statute, law (including common law), ordinance, rule, regulation, Permit, consent, approval, license, judgment, order, decree or injunction relating to pollution or the protection of the environment or to human health or safety, including the Release, threat of Release, generation, treatment, handling, storage, transport, disposal of or exposure to any Hazardous Materials.

The term “Hazardous Material” means any pollutant, contaminant, hazardous, radioactive or toxic substance, material or waste (including petroleum, crude oil and any by-products and fractions thereof, asbestos, asbestos-containing material, medical or infectious waste) subject to regulation under any Environmental Law.

Pension Plans.

Except as disclosed on Section 3.12 of the Disclosure Schedule, neither of the Companies maintains, nor have they previously maintained, any Pension Plan (as hereinafter defined).

As used in this Agreement, the following terms have the following meanings:

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and all rules, regulations and orders issued thereunder, as any of the same may be amended.

“ERISA Affiliate” shall mean any trade or business which, together with either of the Companies, is treated as a single employer under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“Pension Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA (i) which is maintained for past or present employees of either of the Companies or any of their ERISA Affiliates or (ii) to which either of the Companies or any of their ERISA Affiliates made, or was required to make, contributions within the preceding five years, as any of the same may be amended.

Welfare Plans and Other Benefit Plans.

Except as set forth on Section 3.13 of the Disclosure Schedule, neither of the Companies maintains any Welfare Plans (as hereinafter defined).  As used in this Section, “Welfare Plan” means any “employee welfare benefit plan” as defined in Section 3(1) of ERISA (1) which is maintained for past or present employees of either of the Companies or any of their ERISA Affiliates or (2) to which either of the Companies or their ERISA Affiliates made, or was required to make, contributions within the preceding five years, as any of the same may be amended.

Section 3.13 of the Disclosure Schedule sets forth, and the Gooder Parties have delivered or made available to CNFC and CNIC copies or summaries of, all pension, retirement, profit sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, and arrangements, and all other employee benefit plans or fringe benefit plans, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by either of the Companies for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries (collectively, the “Benefit Plans”).  All Benefit Plans are in compliance in all material respects with applicable Legal Provisions and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee under any Benefit Plan, (ii) increase any benefits otherwise payable under any Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

Employment and Labor Relations.

Except as set forth in Section 3.14 of the Disclosure Schedule, there exist no currently binding employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between either of the Companies and any current or former officer, director or employee of such Company.

Section 3.14 of the Disclosure Schedule sets forth a correct and complete list of (i) all directors and executive officers of the Companies, (ii) all other employees of, or consultants to the Companies, (iii) the current job title or relationship to the Companies of each such Person described in clauses (i) and (ii) above, (iv) the amount of compensation (including bonuses and commissions) paid to each such Person during the calendar year ended December 31, 2001 and which each of them is expected to receive in the year ending December 31, 2002 and (v) any employee benefits or perquisites available to any such Person that are not generally available to employees of the Companies.

Except as otherwise disclosed in Section 3.14 of the Disclosure Schedule, (i) no strike, work stoppage, contract dispute or other labor disturbance involving any employees of the Companies currently exists or, to the Knowledge of the Gooder Parties is threatened and (ii) no investigation, action or proceeding by or before any Governmental Entity which relates to allegedly unfair or discriminatory employment or labor practices or the violation of any Legal Provision relating to employment or labor practices is pending or, to the Knowledge of the Gooder Parties, threatened against either of the Companies.

Except as set forth in Section 3.14 of the Disclosure Schedule, each of the Companies has complied in all material respects with all Legal Provisions pertaining to the employment and terminating of employees, the hiring and terminating of contractors and sub-contractors, and the immigration and employment of foreign nationals, including, without limitation all such Legal Provisions relating to labor relations, equal employment practices, fair employment practices, entitlements, prohibited discrimination, terms and conditions of employment, wages and hours, independent contractor classification, withholding requirements, worker's compensation or other similar employment or hiring practices or acts, and neither of the Companies is engaged in any unfair labor practices or is a party to any suit or pending involving a violation or alleged violation of any of the foregoing Legal Provisions.

Taxes.

  Except as otherwise disclosed in Section 3.15 of the Disclosure Schedule:

all Tax Returns (as hereinafter defined) required to be filed by the Companies for all applicable jurisdictions have been properly prepared and timely filed and were complete and correct when filed and copies of all Tax Returns of the Companies for the last three taxable years have been provided to CNIC;

each of the Companies has paid, or has made adequate reserves on its books for the payment of, all Taxes (as hereinafter defined), interest, penalties, assessments and deficiencies shown to be due on such tax returns and reports or which such Company is required to withhold on behalf of any other Person;

the reserves and provisions for Taxes on the books of each of the Companies are adequate in all material respects for all open years and for its current fiscal period and properly classify such Tax obligations as either current or deferred;

to the Knowledge of the Gooder Parties there are no assessments of any additional Taxes against either of the Companies by any Governmental Entity (whether or not reserved against);

neither of the Companies is currently being audited by any Governmental Entity, and no such audit is pending or, to the Knowledge of the Gooder Parties, threatened;

neither of the Companies has made any tax elections which (i) were in effect in any past year for which the time for audit has not expired, (ii) are currently in effect or (iii) will be in effect at any future time;

neither of the Companies has given any waiver or extension of any period of limitation governing the time of assessment or collection of any Tax;

neither of the Companies is a party to any agreement providing for the allocation or sharing of Taxes; and

neither of the Companies is part of any consolidated, unitary, combined or similar affiliated group.

“Taxes” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, value added, license, net worth, payroll, profits, employment, estimated, severance, stamp, customs, duties, franchise, transfer and recording taxes, fees and charges imposed by a Tax Authority (as hereinafter defined), whether computed on a separate consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.  “Tax Authority” means the Internal Revenue Service (the “IRS”) and any other federal, state or local domestic or foreign governmental authority responsible for the administration or collection of any Taxes.  “Tax Returns” means all reports, forms, declarations, statements (including estimated reports, forms, declarations, returns or statements) and other similar documents required to be filed or delivered with respect to any Taxes.

Title to Properties.

Each of the Companies has good and marketable title to, or valid leasehold interests in, all of its properties and assets.  All such properties and assets, other than properties and assets in which either Company has a leasehold interest, are free and clear of all Liens of any kind or character, except for (i) Permitted Liens (as hereinafter defined), (ii) such imperfections of title and Liens as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, and (iii) those Liens shown on Section 3.16 of the Disclosure Schedule.  The real properties, structures, buildings, and the material items of tangible personal property owned, operated, or leased by the Companies are (x) maintained properly and in good working condition and repair, except for depletion, depreciation, and ordinary wear and tear, (y) suitable for the uses for which they are currently used, and (z) free from any known structural defects.  “Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens listed in Section 3.16 of the Disclosure Schedule, and (ii) Liens for taxes not yet due and payable.

Each of the Companies has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy or possession, and all such leases are in full force and effect.  Each of the Companies enjoys peaceful and undisturbed possession and unrestricted use under all such leases.

Accounts; Receivables.

All of the insurance agency accounts of the Companies including, without limitation, accounts for property, casualty, life, health, personal and benefit insurance with individual, business and commercial customers (the “Accounts”) are listed on Section 3.17 of the Disclosure Schedule.  Such Accounts have arisen in the ordinary course of business consistent with past practice.

All receivables of the Companies including accounts receivable, notes receivable and other debts owing to or accruing to the Companies and the full benefit of all security for such accounts, notes or debts (the “Receivables”), as reflected in the Financial Statements or in the books and records of the Companies and which have arisen thereafter, have arisen only from bona fide transactions in the ordinary course of the Company’s business and are collectible in the ordinary and usual course of the Company’s business and are or shall be fully collectible when due without resort to litigation and without offset or counterclaim in the aggregate face amounts thereof, except that the value of any Receivable, the collection of which is doubtful or which is subject to a defense or set-off, has been written down to an amount not in excess of realizable market value or adequate reserves or allowances therefor have been provided.  The values at which Receivables are carried reflects the accounts receivable valuation policy of each Company which is consistent with its past practice and in accordance with GAAP applied on a consistent basis.

Intellectual Property.

  Each of the Companies owns, or is validly licensed or otherwise has the right to use (without any obligation to make any fixed or contingent payments, including royalty payments) all patents, patent applications, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) which are material to the conduct of the business of each of the Companies.  Section 3.18 of the Disclosure Schedule sets forth, as of the date hereof, a list of all Intellectual Property Rights owned by or licensed to each of the Companies, including all patents, trademarks and applications therefor that are material to the conduct of the business of each of the Companies.  No claims are pending or, to the Knowledge of the Gooder Parties, threatened that either of the Companies is infringing the rights of any Person with regard to any Intellectual Property Right.  To the Knowledge of the Gooder Parties, no Person is infringing the rights of either of the Companies with respect to any Intellectual Property Right which would be reasonably expected to have a Material Adverse Effect.  Neither of the Companies has licensed, or otherwise granted, to any third party any rights in or to any Intellectual Property Rights which would be reasonably expected to have a Material Adverse Effect.

Insurance.

    Section 3.19 of the Disclosure Schedule contains a correct and complete list of all insurance policies maintained by each of the Companies covering any property or asset of, or otherwise insuring each of the Companies.  All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid, and no notice of cancellation or termination has been received with respect to any such policy.  Such insurance policies are sufficient for compliance with all Legal Provisions and of agreements to which the Companies are parties and provide insurance coverage for the assets and operations of the Companies comparable to that of companies similarly situated.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, violate or result in a breach or termination of any such policy.

Indebtedness.

  Section 3.20 of the Disclosure Schedule sets forth a complete list of all agreements, documents, instruments and securities which are currently in effect and which create, evidence or secure any indebtedness of the Companies (exclusive of trade payables) or pursuant to which either of the Companies has guaranteed any indebtedness or other obligations of any other Person or has any other contingent liability.

Bank Accounts.

  Section 3.21 of the Disclosure Schedule sets forth a correct and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which either of the Companies maintains accounts of any nature, the type and number of all such accounts, the names of all persons authorized to draw thereon or make withdrawals therefrom, and the names of all persons to whom a power of attorney or similar authorization has been granted.

Minute Books.

  The minute books of the Companies have been made available to CNIC, are current and contain true and complete copies of all resolutions adopted and all other material actions taken at all meetings of directors and Shareholders and all actions by written consent since the time of incorporation of each of the Companies through the date of this Agreement.

Brokers.

  None of the Gooder Parties has employed or retained, or has any liability to, any broker, agent or finder on account of this Agreement or the transactions contemplated hereby.

Voting Requirements.

  The execution of this Agreement on the counterpart signature page hereof by each of the Shareholders is the only action required to be taken by the holders of any class or series of Gooder Agency’s or G&M’s capital stock to adopt this Agreement and approve the Merger.

Delivery of Documents; Accurate Disclosure.

  None of the information furnished or to be furnished by the Gooder Parties or any of their representatives in connection with this Agreement and none of the representations and warranties of the Gooder Parties set forth herein, or in any agreement, document or certificate delivered in connection herewith, (a) is or will be false or misleading in any material respect, (b) contains or will contain any untrue statement of a material fact or (c) omits or will omit any statement of material fact necessary to make the same not misleading.

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder, severally and not jointly, hereby represents and warrants to CNIC and GAC as follows:

Investor Status.

  The Shareholder either (a) is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act or (b) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of acquiring the Merger Shares pursuant to this Agreement.  The Shareholder resides at the address shown on Exhibits A or B hereto.

Restricted Securities.

  The Shareholder acknowledges that the Merger Shares have not been registered under the Securities Act or any state securities laws and therefore they may not be sold, hypothecated or otherwise disposed of by the Shareholder unless subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registration is available.  The Shareholder further understands that a legend will be placed on the certificates representing the Merger Shares to the effect that they have not been registered under the Securities Act or applicable state securities laws and stop transfer instructions will be placed with the CNFC transfer agent.

Investment Intent.

  The Shareholder (a) is acquiring the Merger Shares pursuant to the Merger solely for the Shareholder’s own account for investment purposes and not with a view to the resale or distribution thereof within the meaning of the Securities Act and (b) has had access to all CNFC SEC Documents (as defined below), and has had the opportunity to obtain such additional information as he deemed necessary in order to evaluate the merits and risks inherent in acquiring and holding the Merger Shares.

Title to Capital Stock.

  The Shareholder has good and marketable title to the shares of Gooder Agency Common Stock and G&M Common Stock owned by the Shareholder as shown on Exhibits A and B hereto, free and clear of any and all Liens.  The Shareholder is not a party to or bound by any option, sale agreement, shareholder agreement, pledge, proxy, voting trust, power of attorney, restriction on transfer or other agreement or instrument which relates to the ownership, voting or transfer of any shares of Gooder Agency Common Stock or G&M Common Stock owned by the Shareholder.

Authorization of Transaction.

  The Shareholder has the full right, power and authority to execute and deliver this Agreement and to perform the Shareholder’s obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditor’s rights generally, or general principles of equity.

No Violation.

  The Shareholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other Governmental Agency which would prevent the execution, delivery or performance of this Agreement by the Shareholder.

No Breach, Default, Violation or Consent.

  The execution, delivery and performance by the Shareholder of this Agreement, and the other Transaction Documents to which he is a party do not and will not:  (a) breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any consent under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any contract, agreement, instrument or document to which the Shareholder is a party or by which the Shareholder or his or her assets are bound; (b) breach or otherwise violate any Legal Provision applicable to the Shareholder, which names the Shareholder, or is directed to the Shareholder or any of his or her assets; (c) result in the creation of a Lien held by any third party on any of his or her shares of Gooder Common Stock or G&M Common Stock; or (d) require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any Person.

REPRESENTATIONS AND WARRANTIES OF CNIC AND GAC

CNIC and GAC represents and warrants to the Gooder Parties as follows:

Organization, Standing and Corporate Power.

  Each of CNIC and GAC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  CNIC is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.

Authorization and Validity of Agreement.

  Each of CNIC and GAC has full corporate power and authority to execute and deliver this Agreement, and to carry out its obligations under this Agreement.  The execution, delivery and performance by each of CNIC and GAC of this Agreement, and the consummation by it of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of GAC, CNIC and its sole shareholder, CNFC, and no other corporate proceedings on the part of GAC, CNIC or CNFC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each of CNIC and GAC, constitutes a legal, valid and binding obligation of CNIC and GAC, enforceable against CNIC and GAC in accordance with its terms.

No Violations; Governmental Consents and Approvals.

  The execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of CNIC or GAC under (a) the articles of incorporation or bylaws of CNIC or GAC, (b) any loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license applicable to CNIC or GAC or their properties or assets or (c) subject to the governmental filings and other matters referred to in the following sentence, any (i) Legal Provision applicable to CNIC or GAC or their respective properties or assets.  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filings with, any Governmental Entity is required by or with respect to CNIC or GAC in connection with the execution and delivery of this Agreement by CNIC or GAC or the consummation by CNIC or GAC of the Merger or the other transactions contemplated by this Agreement, except for (A) the filing with the SEC of a Form D, (B) the filing of the Articles of Merger with the Secretary of the Commonwealth of Pennsylvania and (C) such filings with Governmental Entities to satisfy the applicable requirements of state securities or “blue sky” laws.

Merger Shares.

  The Merger Shares to be delivered in the Merger, when delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued in compliance with applicable United States federal and state Legal Provisions relating to the issuance of securities, fully paid and nonassessable, and the delivery of all such shares is not subject to any preemptive rights.

Securities Matters and Financial Statements.

CNFC has filed with the SEC, and has heretofore made available to the Gooder Parties true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it and its Subsidiaries since January 1, 2001 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act (as such documents have been amended since the time of their filing, collectively, the “CNFC SEC Documents”), which are all the documents (other than preliminary material) that CNFC, or any present or former Subsidiary of CNFC, was required to file with the SEC since such date.  As of their respective filing dates, the CNFC SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to the CNFC SEC Documents.  As of their respective dates or, if amended, as of the date of the last such amendment, the CNFC SEC Documents, including, without limitation, any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

The financial statements (including the related notes) of CNFC included in the CNFC SEC Documents (the “CNFC Financial Statements”) comply as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, present fairly the financial condition of CNFC and its consolidated Subsidiaries as at the end of the periods covered thereby and the results of its consolidated operations and the changes in its consolidated cash flows for the periods covered thereby, and were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby subject, in the case of the unaudited interim statements, to year-end audit adjustments (which are not expected to be material) and the lack of footnotes and other presentation items.

Absence of Certain Changes and Events.

  Since September 30, 2002, there has not been (a) any material adverse change in CNFC and its Subsidiaries taken as a whole, (b) any split, combination or reclassification of any of CNFC’s capital stock, nor (c) any material change by CNFC in its accounting methods, principles or practices, except as required by concurrent changes in GAAP.

Litigation.

  There is no pending or, to CNIC’s Knowledge, threatened action, suit or other legal preceding against CNFC, CNIC, GAC or any of their assets by or before any court, governmental entity or arbitrator which, if decided adversely to CNFC, CNIC, or GAC would have a material adverse effect on the assets, business, results of operations, financial condition or prospects of CNFC.

Delivery of Documents; Accurate Disclosure.

  None of the information furnished or to be furnished by CNIC or GAC or any of their representatives in connection with this Agreement and none of the representations and warranties of CNIC and GAC set forth herein, or in any agreement, document or certificate delivered in connection herewith (a) is or will be false or misleading in any material respect, (b) contains or will contain any untrue statement of a material fact or (c) omits or will omit any statement of material fact necessary to make the same not misleading.

COVENANTS

Conduct of Business by the Companies.

  During the period from the date of this Agreement to the Effective Time, each of the Companies shall carry on their respective businesses in the ordinary course consistent with past practice and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them with the intention that its goodwill and ongoing business shall be unimpaired at the Effective Time.  Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Gooder Agency and G&M shall not:

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property), in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities.

amend its articles of incorporation or bylaws;

acquire or agree to acquire (i) by merging or consolidating with, or by purchasing assets of, or by any other manner, any Person or division, business or equity interest of any Person or (ii) any assets which, individually, are in excess of $5,000, except for purchases of raw materials or supplies in the ordinary course of business consistent with past practice;

sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), except sales of inventory in the ordinary course of business consistent with past practice;

(i) except for or in connection with borrowings under existing lines of credit, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Companies, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice or (ii) make any loans, advances or capital contributions to, or investments in, any other Person;

except for projects already approved, make or agree to make any new capital expenditure or expenditures, or enter into any agreement or agreements providing for payments which, individually, are in excess $5,000;

(i) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent Financial Statements or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (ii) cancel any indebtedness, (iii) waive or assign any claims or rights of substantial value or (iv) waive any benefits of, or agree to modify in any respect, other than in the ordinary course of business, any confidentiality or similar agreements to which either of the Companies is a party;

modify, amend or terminate any material contract or agreement to which either of the Companies is a party, without the prior written approval of CNIC, which approval shall not be unreasonably withheld;

except as otherwise contemplated by this Agreement or as required to comply with applicable law, (i) adopt, enter into, terminate or amend in any material respect (A) any collective bargaining agreement or Benefit Plan or (B) any other agreement, plan or policy involving either of the Companies, and one or more of its current or former directors, officers or employees, (ii) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus to, any current or former officer, director or employee (except for normal increases of cash compensation or cash bonuses in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of either of the Companies), (iii) pay any benefit or amount not required under any Benefit Plan or any other benefit plan or arrangement of either of the Companies as in effect on the date of this Agreement, (iv) increase in any manner the severance or termination pay of any current or former director, officer or employee, (v) enter into or amend any employment, deferred compensation, consulting, severance, termination or indemnification agreement, arrangement or understanding with any current or former employee, officer or director without the prior written approval of CNIC, which approval shall not be unreasonably withheld, (vi) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, “phantom” stock, stock appreciation rights, “phantom” stock rights stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Benefit Plans or agreements or awards made thereunder), (vii) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan or (viii) take any action to accelerate the vesting of payment of any compensation or benefit under any Benefit Plan;

except as otherwise contemplated by this Agreement, enter into any agreement in excess of $5,000 or for a term of longer than three months, other than contracts in the ordinary course of business;

make any material tax election or, except as required by GAAP, make any change in accounting methods, principles or practices;

transfer or license to any Person or otherwise extend, amend or modify any rights to the Intellectual Property Rights of the Companies, except in the ordinary course of business;

adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, Recapitalization or other reorganization; or

authorize any of, or commit or agree to take any of, the foregoing actions.

Advice of Changes.

  The Gooder Parties, on one hand, and CNIC and GAC on the other, shall promptly advise the other orally and in writing of (a) any representation or warranty made by it contained in this Agreement that has become untrue or inaccurate in any respect, (b) the failure of it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (c) the occurrence of a Material Adverse Effect; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

No Solicitation.

From and after the date of this Agreement, the Gooder Parties shall not, nor shall they authorize or permit any of their respective officers, directors, employees or agents and representatives, including without limitation, any investment banker, financial advisor, attorney, accountant or other advisor or representative retained by any of them (the Gooder Parties, their respective officers, directors, employees, agents and representatives being the “Gooder Representatives”) to, directly or indirectly through another Person, (i) solicit, initiate or encourage, any inquiries or the making of a proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations, or furnish any information or data to any third party, regarding any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal or approve any Acquisition Proposal.

“Acquisition Proposal” shall mean any bona fide proposal, whether in writing or otherwise, made by a third party to acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of all or a material portion of the assets of, or any material equity interest in, Gooder Agency or G&M pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving Gooder Agency or G&M including, without limitation, any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of any material portion of the assets of, or any material portion of the equity interest in, Gooder Agency or G&M (other than the transactions contemplated by this Agreement).

The Gooder Parties immediately shall advise CNIC orally and in writing of the receipt of any request for information or of any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to lead to any Acquisition Proposal.

Notices and Consents.

  Gooder Agency and G&M shall give any notices to third parties, and will use its reasonable efforts to obtain any third-party consents, that may be required in connection with the transactions contemplated by this Agreement.

Access to Information.

  Gooder Agency and G&M will afford to the officers, employees, accountants, counsel and other authorized representatives of CNIC full and complete access, during normal business hours throughout the period prior to the Effective Time or the date of termination of this Agreement and upon reasonable advance notice, to its personnel plants, properties, contracts, commitments, books and records (including, without limitation, Tax Returns) and shall use its reasonable best efforts to cause its representatives to furnish promptly to CNIC such additional financial and operating data and other information as to its respective businesses and properties as CNIC or its duly authorized representatives may from time to time reasonably request.  No investigation by CNIC shall diminish any of the representations, warranties, covenants or agreements of the Gooder Parties under this Agreement.

Confidentiality.

As used in this Section, the “Confidential Information” of a party shall mean all information concerning or related to the business, operations, financial condition or prospects of such party or any of its Affiliates (as hereinafter defined), regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, and shall specifically include (i) all information regarding the officers, directors, employees, equity holders, customers, suppliers, distributors, sales representatives and licensees of such party and its Affiliates, in each case whether present or prospective, (ii) all inventions, discoveries, trade secrets, processes, techniques, methods, formulae, ideas and know-how of such party and its Affiliates and (iii) all financial statements, audit reports, budgets and business plans or forecasts of such party and its Affiliates; provided, that the Confidential Information of a party shall not include (A) information which is or becomes generally known to the public through no act or omission of the other party and (B) information which has been or hereafter is lawfully obtained by the other party from a source other than the party to whom such Confidential Information belongs (or any of its Affiliates or their respective officers, directors, employees, equity holders or agents) so long as, in the case of information obtained from a third party, such third party was or is not, directly or indirectly, subject to an obligation of confidentiality owed to the party to whom such Confidential Information belongs or any of its Affiliates at the time such Confidential Information was or is disclosed to the other party.

Except as otherwise permitted by subsection (c) below, each party agrees that it will not, without the prior written consent of the other party, disclose or use for its own benefit any Confidential Information of the other party.

Notwithstanding subsection (b) above, each of the parties shall be permitted to:

disclose Confidential Information of the other party to its officers, directors, employees, equity holders, lenders, agents, accountants, attorneys and Affiliates, but only to the extent reasonably necessary in order for such party to perform its obligations and exercise its rights and remedies under this Agreement, and such party shall take all such action as shall be necessary or desirable in order to ensure that each of such Persons maintains the confidentiality of any Confidential Information that is so disclosed;

make additional disclosures of or use for its own benefit Confidential Information of the other party, but only if and to the extent that such disclosures or use are specifically contemplated by this Agreement; and

disclose Confidential Information of the other party to the extent, but only to the extent, required by Legal Provisions; provided, that prior to making any disclosure pursuant to this subparagraph, the party required to make such disclosure (the “Disclosing Party”) shall notify the other party (the “Affected Party”) of the same, and the Affected Party shall have the right to participate with the Disclosing Party in determining the amount and type of Confidential Information of the Affected Party, if any, which must be disclosed in order to comply with Legal Provisions.

Reasonable Efforts.

  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, the parties agree to take all responsible actions necessary in order to (a) obtain any consent or approval of any third party, including without limitation any Governmental Entity, which is required in connection with this Agreement or any of the transactions contemplated hereby and (b) comply with the requirements of federal and state securities and Blue Sky laws with respect to the Merger Shares to be issued pursuant to this Agreement.

Public Announcements.

  CNIC and the Gooder Parties will consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.  Any consultation or other agreement of the parties in connection with this Section 6.8 shall be conducted in a reasonably prompt manner so as to enable the parties to meet their respective, reasonably determined deadlines for making any such press releases or other public announcements.

Non-Competition Covenant.

  For a period of two (2) years from the Closing Date and except as otherwise expressly permitted by any other Transaction Document, each of the Shareholders shall not do any of the following, directly or indirectly, without the prior written consent of the Surviving Corporation:

within any area in which the Surviving Corporation is doing a substantial amount of business, directly or indirectly, own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any business of the type and character engaged in by, and directly competitive with the business of, the Surviving Corporation; provided, that this Section 6.9(a) shall not restrict George S. Mary and Diane B. Mary from owning and operating Mary and Gooder, Ltd.;

directly or indirectly cause or attempt to cause any employee of the Surviving Corporation or any associated or affiliated company to leave his or her employer;

in any way interfere with the relationship between the Surviving Corporation and any employee of the Surviving Corporation;

directly or indirectly hire any employee of the Surviving Corporation to work for any business of which any of the Shareholder is an officer, director, employee, consultant, independent contractor or owner of an equity or other financial interest; or

directly or indirectly contact or solicit any customers, suppliers, representatives, brokers or others having a material relationship with the Surviving Corporation for the purpose of diverting any existing or future business of such customer, suppliers, representative or broker to a competing business.

CLOSING CONDITIONS

Conditions to Obligations of CNIC and GAC.

  The obligations of CNIC and GAC to effect the Merger is further subject to the satisfaction (or waiver by CNIC and GAC) on or prior to the Closing Date of the following conditions:

Representations and Warranties.  The representations and warranties of the Gooder Parties contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date.

  Performance of Obligations.  The Gooder Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

Consents and Approvals.  All authorizations, approvals or consents required to be obtained by the Gooder Parties to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained and be in full force and effect.

Litigation.  There shall be no pending or threatened action by or before any Governmental Entity or arbitrator seeking to restrain, prohibit or invalidate any of the transactions contemplated hereby or seeking monetary relief against CNFC, CNIC or GAC by reason of the consummation of such transactions, and there shall not be in effect any Legal Provision which has such effect.

No Material Adverse Effect.  No event shall have occurred and no condition shall exist which constitutes or, with the giving of notice or the passage of time, or both, is likely to constitute, a Material Adverse Effect.

Officer's Certificate.  Each of Gooder Agency and G&M shall have delivered to CNIC and GAC a certificate of its President dated the Closing Date and certifying that each of the conditions specified in subsections (a), (b), (c), (d) and (e) above have been met.

Secretary's Certificate.  Each of Gooder Agency and G&M shall have delivered to CNIC and GAC a certificate of its Secretary dated the Closing Date and certifying (i) that correct and complete copies of its charter and by-laws are attached thereto, (ii) that correct and complete copies of each resolution of its board of directors and stockholders approving this Agreement and authorizing the execution hereof and the consummation of the transactions contemplated hereby are attached thereto and (iii) the incumbency and signatures of the officers of Gooder Agency and G&M authorized to execute and deliver this Agreement, the Articles of Merger and the other documents and agreements to which Gooder Agency and G&M is a party on behalf of Gooder Agency and G&M.

Good Standing Certificate.  Each of Gooder Agency and G&M shall have delivered to CNIC and GAC a certificate of the Secretary of State of the Commonwealth of Pennsylvania, dated as of a recent date, as to the legal existence and good standing of Gooder Agency and G&M.

Opinion of Counsel.  The Gooder Parties shall have delivered to CNIC and GAC an opinion of Mears & Smith dated the Closing Date and in form and substance satisfactory to CNFC.

No Registration of Securities.  The issuance of the Merger Shares shall be exempt from the registration requirements of the Securities Act and applicable state securities laws.

Employment Agreements.  Employment agreements between the Surviving Corporation and each of Stephen Gooder, Thomas Hoover, and Robert Sten, each dated as of the Closing Date and in substantially the forms of Exhibits D, E and F, shall have been executed and delivered by the parties thereto (the “Employment Agreements”).

Articles of Merger.  Gooder Agency and G&M have executed and delivered the Articles of Merger.

Lease.  Stephen and Janice Gooder, as lessor, shall have executed and delivered to the Surviving Corporation, as lessee, the lease agreement for the real property located at 232 North Market Street, Ligonier, Pennsylvania, in the form of Exhibit G hereto (the “Lease”).

Other Transaction Documents.  The Shareholders and any other parties thereto (other than CNIC and GAF) shall have executed and delivered to CNFC and GAC the Escrow Agreement (together with this Agreement, the Employment Agreements, the Lease and the Articles of Merger, the “Transaction Documents”).

Appraisal Rights.  None of the Shareholders shall have taken any action to exercise or perfect their appraisal rights under the BCL in connection with the Merger.

Debt Repayment.  Gooder Agency shall have paid 25% of the outstanding balance, as of the day prior to the Closing Date, of its note to Thomas Hoover.

Conditions to Obligation of the Gooder Parties.

  The obligation of the Gooder Parties to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

Representations and Warranties.  The representations and warranties of CNIC and GAC contained in this Agreement shall be true and correct in all material respects, as of the Closing Date as though made on the Closing Date.

Performance of Obligations.  CNIC and GAC shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

Consents and Approvals.  All authorizations, approvals or consents required to be obtained by CNIC and GAC to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained and be in full force and effect.

Litigation.  There shall be no pending or threatened action by or before any Governmental Entity or arbitrator seeking to restrain, prohibit or invalidate any of the transactions contemplated hereby or by any of the other Transaction Documents or seeking monetary relief against any of the Gooder Parties by reason of the consummation of such transactions, and there shall not be in effect any Legal Provision which has such effect.

Officer's Certificate.  Each of CNIC and GAC shall have delivered to the Gooder Parties a certificate of its President dated the Closing Date and certifying that each of the conditions specified in subsections (a), (b), (c), and (d) above have been met.

Secretary's Certificate.  Each of CNIC and GAC shall have delivered to the Gooder  Parties a certificate of its Secretary dated the Closing Date and certifying (i) that correct and complete copies of its charter and by-laws are attached thereto, (ii) that correct and complete copies of each resolution of its board of directors and shareholders approving this Agreement and authorizing the execution hereof and the consummation of the Merger and the other transactions contemplated hereby are attached thereto and (iii) the incumbency and signatures of its officers authorized to execute and deliver this Agreement, the Articles of Merger and the other documents and agreements to which it is a party on its behalf.

Good Standing Certificate.  Each of CNIC and GAC shall have delivered to the Gooder Parties a certificate of the Secretary of State of Commonwealth of Pennsylvania dated as of a recent date, as to its legal existence and good standing.

Opinion of Counsel.  CNIC and GAC shall have delivered to the Gooder Parties an opinion of Pepper Hamilton LLP dated the Closing Date and in form and substance satisfactory to the Gooder Parties.

Other Transaction Documents.  CNIC, GAC and any other parties thereto (other than the Gooder Parties) shall have executed and delivered to the Gooder Parties the Escrow Agreement and the other Transaction Documents to which they are parties.

Frustration of Closing Conditions.

  Neither Gooder Agency nor G&M nor CNIC nor GAC may rely on the failure of any condition set forth in Section 7.1 or 7.2, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.7.

INDEMNIFICATION

Survival of Representations and Warranties.

  The representations and warranties of the Gooder Parties contained in Articles III and IV shall survive the Closing.

Indemnification.

  The Shareholders, jointly and severally, shall indemnify CNIC, GAC  and their Affiliates and their respective officers, directors, employees, agents, and representatives (the “Indemnified Parties”) against, and agree to hold the Indemnified Parties harmless from, any and all liabilities, losses, costs, claims, damages (including consequential damages), penalties and expenses (including attorneys’ fees and expenses and costs of investigation and litigation) (“Losses”) incurred or suffered by them relating to or arising out of or in connection with any of the following:

(a)         any breach of or any inaccuracy in any representation or warranty made by any of the Gooder Parties in this Agreement, the Transaction Documents or any other document delivered at the Closing;

(b)         any breach of or failure by any of the Gooder Parties to perform any covenant or obligation of such parties set out or contemplated in this Agreement, the other Transaction Documents or any other document delivered at the Closing; and

(c)         except to the extent reserved for or otherwise accrued (excluding reserves for deferred Taxes) on the Financial Statements, any and all Taxes of the Gooder Parties that accrued or that relate to a period ending on or prior to the Effective Date, including but not limited to (i) any Taxes imposed on the Gooder Parties as a result of the Merger, (ii) any Losses of Gooder Agency or G&M under any Tax allocation, sharing, indemnification or similar arrangement, whether or not written, (iii) any Losses resulting from the termination of Gooder Agency or G&M as a member of any consolidated, affiliated, combined, unitary or other similar Tax group, or (iv) any Taxes imposed on Gooder Agency or G&M under Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign Tax provision, as a result of being a member of a consolidated, affiliated, combined, unitary or other similar Tax group for any taxable period commencing before the Closing Date (in each case without regard to any information provided on the Disclosure Schedule or otherwise disclosed or made available to, whether in writing or otherwise, or known by, any Indemnified Party).

Claims.

  The provisions of this Section 8.3 shall be subject to Section 8.4.  As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement, the Indemnified Party claiming indemnification shall promptly give notice to the Shareholders and the Escrow Agent of such claim and the amount the Indemnified Party will be entitled to receive hereunder from the Indemnifying Parties; provided, however that the failure of the Indemnified Party to give notice shall not relieve the Indemnifying Parties of their obligations under this Article VIII, except to the extent (if any) that the Indemnifying Parties shall have been prejudiced thereby.  If the Indemnifying Parties do not object in writing to such indemnification claim within 30 calendar days of receiving notice thereof, the Indemnified Party shall be entitled to recover from the Indemnifying Party and the Escrow Agent within five Business Days after such 30 day period, the amount of such claim (but such recovery shall not limit the amount of any additional indemnification to which the Indemnified Party may be entitled pursuant to Section 8.2 or 8.3). If the Indemnifying Parties agree that they have an indemnification obligation, but object in writing that they are obligated to pay only a lesser amount, the Indemnified Party shall nevertheless be entitled to recover from the Indemnifying Parties and the Escrow Agent within five Business Days of the receipt of such objection, the lesser amount, without prejudice to the Indemnified Party’s claim for the difference.

Notice of Third Party Claims; Assumption of Defense.

  The Indemnified Party shall give notice as promptly as is reasonably practicable to the Indemnifying Parties and the Escrow Agent of the assertion of any claim, or the commencement of any suit, action or proceeding, by any person not a party hereto in respect of which indemnity may be sought under this Agreement; provided, however that the failure of the Indemnified Party to give notice shall not relieve the Indemnifying Parties of their obligations under this Article VII, except to the extent (if any) that the Indemnifying Parties shall have been prejudiced thereby.  The Indemnifying Parties may, at their own expense participate in the defense of any claim, suit, action or proceeding, provided, however that (i) the Indemnifying Parties’ counsel is reasonably satisfactory to the Indemnified Person, and (ii) the Indemnifying Parties shall thereafter consult with the Indemnified Party upon the Indemnified Party’s reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding.  If the Indemnifying Parties assume such defense, the Indemnified Party shall have the right (but not the obligation) to participate as counsel of record in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Parties.  If, however, the Indemnified Parties reasonably determine in their judgment that representation by the Indemnifying Parties’ counsel of both the Indemnifying Parties and the Indemnified Party would present such counsel with a conflict of interest, then such Indemnified Party may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding, and the Indemnifying Parties shall pay the fees and disbursements of such separate counsel.  Whether or not the Indemnifying Parties choose to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

Settlement or Compromise.

  Any settlement or compromise made or caused to be made by the Indemnified Party or the Indemnifying Parties, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 8.4 shall also be binding upon the Indemnifying Parties or the Indemnified Party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however that no obligation, restriction or Loss shall be imposed on the Indemnified Party as a result of such settlement without its prior written consent.  The party defending the claim shall give the other party at least 30 calendar days’ notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the other party may reject such proposed settlement or compromise; provided, however that from and after such rejection, the other party shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding and shall be responsible for any and all Losses in connection therewith in excess of the amount of the proposed settlement amount.

Failure of Indemnifying Person to Act.

  In the event that the Indemnifying Parties do not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Party to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Parties of their obligations hereunder.

Escrow.

  If during the duration of the Escrow Agreement, an Indemnified Party is entitled to receive an indemnification amount from the Shareholders pursuant to this Agreement, such amount shall be satisfied to the extent possible by a transfer to the Indemnified Party by the Escrow Agent of a portion of the Escrow Shares, pursuant to the Escrow Agreement. The number of shares of CNFC Common Stock to be transferred by the Escrow Agent to the Indemnified Party shall be based on a value of per share equal to the CNFC Stock Price.  Pursuant to the Escrow Agreement, the remaining balance of the Escrow Shares shall be released to the Shareholders on the first anniversary of the Closing Date (the “Escrow Termination Date”), except if and to the extent claims have been asserted by CNFC against the Shareholders, in which case an appropriate portion of the Escrow Shares shall remain in Escrow until such claims are finally resolved.

TERMINATION AND EXPENSES

Termination.

  This Agreement may be terminated at any time prior to the Effective Time:

by mutual agreement of CNIC and Gooder Agency;

by either CNIC or Gooder Agency if the Merger shall not have been consummated by December 31, 2002 for any reason; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

by the Gooder Parties, if CNIC or GAC shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b), and (ii) is incapable of being cured by CNFC or CNIC within 30 calendar days following receipt of written notice of such breach or failure to perform from the Gooder Parties; or

by CNIC, if any of the Gooder Parties shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1(a) or 7.1(b), and (ii) is incapable of being cured by the Gooder Parties within 30 calendar days following receipt of written notice of such breach or failure to perform from CNFC.

Effect of Termination.

  In the event of termination of  this Agreement by either the Gooder Parties or CNIC as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of CNIC, GAC or the Gooder Parties, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Expense.

Subject to paragraphs (b) and (c) below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

In the event that CNIC shall terminate this Agreement pursuant to Section 9.1(d), the Gooder Parties shall reimburse CNIC and GAC for all reasonable out-of-pocket fees and expenses incurred by CNIC and GAC in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

In the event that Gooder Agency shall terminate this Agreement pursuant to Section 9.1(c), CNIC shall reimburse the Gooder Parties for all reasonable out-of-pocket fees and expenses incurred by the Gooder Parties in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

GENERAL PROVISIONS

Amendment.

  This Agreement may be amended by the parties hereto at any time by an instrument in writing signed by each of the parties hereto.

Extension; Waiver.

  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the provisions of Section 8.3, waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Notices.

  All notices, requests, claims, demands and  other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to CNIC or GAC, to: Commercial National Investment Corporation 900 Ligonier Street P.O. Box 429 Latrobe, PA 15650 Attention: President Facsimile No.: (724) 532-2973
With a copy to: Pepper Hamilton LLP One Mellon Bank Center 500 Grant Street Pittsburgh, PA 15219 Attn: David J. Lowe, Esq. Facsimile No.: (412) 281-0717
if to Gooder Agency, G&M or the Shareholders: c/o Stephen R. Gooder Gooder Agency, Inc. 232 North Market Street Ligonier, PA 15658 Facsimile No.: (724) 238-0160
with a copy to: Scott O. Mears Mears & Smith 127 N. Main Street Greensburg, PA 15601 Facsimile No.:

Definitions.

  For purposes of this Agreement:

an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

“Knowledge” of any Person that is not an individual means, with respect to any matter in question, the knowledge of such person’s directors, executive officers and other officers having primary responsibility for such matter, in each case as has been obtained or should have been obtained in the conduct of their duties in the ordinary course following reasonable inquiry with respect to such matters; and

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

Counterparts; Facsimile.

  This Agreement may be executed in one or more counterparts (including by facsimile signature), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Entire Agreement.

  This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

Governing Law.

  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Assignment.

  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Enforcement.

  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the Western District of Pennsylvania or in any state court in the Western District of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the Western District of Pennsylvania or of any state court located in the Western District of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the Western District of Pennsylvania or a state court located in the Western District of Pennsylvania.

Severability.

  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COMMERCIAL NATIONAL INVESTMENT CORPORATION

By:/s/ Louis T. Steiner

Name:            Louis T. Steiner

Title:            President

GOODER ACQUISITION CORP.

By:/s/ Stephen R. Gooder

Name:            Stephen R. Gooder

Title: President and CEO

GOODER AGENCY, INC.

By:/s/ Stephen R. Gooder

Name:            Stephen R. Gooder

Title: President

GOODER & MARY, INC.

By:/s/ Stephen R. Gooder

Name:            Stephen R. Gooder

Title: President

[SIGNATURES CONTINUED ON NEXT PAGE]

SHAREHOLDERS:

/s/ Stephen R. Gooder

Stephen R. Gooder

/s/ Janice F. Gooder
 Janice F. Gooder

/s/ S. Randall Gooder

S. Randall Gooder

/s/ Thomas G. Hoover

Thomas G. Hoover

/s/ George S. Mary

George S. Mary

/s/ Diane B. Mary
Diane B. Mary